Exhibit 99.3

December 8, 2004

Robert A. Whitman
2200 West Parkway Blvd.
Salt Lake City, Utah 84119

Re: Cancellation of Employment Agreement

Dear Bob:

        This letter memorializes the agreement between you and the Board of Directors of Franklin Covey, Co. (the “Company”) regarding your cancellation of your employment agreement with the Company dated September 1, 2000. During the course of discussions with the Organization and Compensation Committee of the Board of Directors regarding proposed amendments to the Employment Agreement entered into by you and the Company on September 1, 2000 (the “Employment Agreement”), you volunteered to simply terminate the Agreement, which would otherwise continue through August 31, 2007, and continue your service as Chairman of the Board, President and Chief Executive Officer of the Company at the pleasure of the Board.

        The Board has carefully reviewed and approved your proposal, and has acknowledged and agreed with your reasoning that the cancellation of your employment agreement will create more parity between yourself and other executives and tend to develop a still stronger working partnership with the Board. The Board has instructed me to prepare this letter agreement confirming the Company’s acceptance of your cancellation of the Employment Agreement on the terms and conditions set forth herein, effective as of the date of this letter.

1.

Termination of Employment Agreement. The Agreement is hereby cancelled effective as of the date hereof. You will continue to serve as Chairman of the Board, President and Chief Executive Officer of the Company at the will and pleasure of the Board, on such terms and conditions as the Board and you may from time-to-time agree, consistent with the Company’s Bylaws.

2.

Waiver of Rights to Forgone Compensation. Having duly performed all of the duties and responsibilities required of you as President and Chief Executive Officer of the Company since September 1, 2000, and having rendered all of the services contemplated for such period under the terms of the Employment Agreement, you nevertheless elected to forego your receipt of any cash compensation from the Company from May 1, 2001 through August 31, 2003 (the “Forgone Compensation”). At your request, this letter confirms that you unconditionally forever waive, and release the Company from, any and all claims, right or demands you have or may have to the Forgone Compensation.

3.

Grant of Restricted and Unrestricted Shares/Early Vesting of Options. In recognition of your leadership in achieving substantial improvements in the Company’s operating results, and in consideration of the significant benefits derived by the Company from your termination of the Employment Agreement, the Company agrees as follows:

a.	Within 10 days after the execution of this letter agreement, the Company will, pursuant to the Plan, issue to you 187,000 fully vested shares of the Company’s common stock.

b.

Upon execution hereof, the Company will, pursuant to the Plan, issue to you 225,000 Restricted Shares on the same terms and conditions, including vesting terms, as contained in the Restricted Share Awards that were granted to the other executive officers of the Company on January 26, 2004. The Company also agrees to pay you a cash bonus based on the same formula and subject to the same terms and conditions provided to the other executive officers in connection with their Restricted Share Awards, if you choose to make an 83(b) election pursuant to the Internal Revenue Code.

c.

The terms of the Option Agreement between you and the Company dated September 1, 2000, to purchase up to 1,602,000 shares of the Company’s common stock, will be amended as set forth in the Amended and Restated Option Agreement for the Franklin Covey Co. 1992 Stock Incentive Plan attached hereto. All of your options under the Option Agreement are now vested and shall be exercisable, notwithstanding your death, disability, or termination of employment from the Company, until August 31, 2010

4.

Life Insurance and Long Term Disability Benefits. The Company will procure, at its expense, or provide sufficient funds for you to procure (i) a portable 20 year level term life insurance policy insuring your life, the beneficiaries of which you shall have the right to designate in your sole discretion, with a death benefit of $2,500,000, and (ii), one or more long term disability insurance policies which, combined with the Company’s current group policy, provide, in the aggregate, monthly long term disability benefits equal to 75% of your target cash compensation as of the date hereof.

5.

Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings between the parties regarding such subject matter other than those expressly set forth or referred to herein. This Agreement supersedes all prior written and verbal agreements and understandings between the parties with respect to such subject matter.

        Please signify your agreement with the foregoing by signing both original letters where indicated below and returning one original to me.

Sincerely,

/s/ Val J. Christensen

Val J. Christensen
Executive Vice President
General Counsel

ACCEPTED AND AGREED
this   8th   day of December, 2004.

/s/ ROBERT A. WHITMAN
Robert A. Whitman